Exhibit 99.1
ASTA FUNDING, INCORPORATED
Moderator: Adam Lowensteiner
March 9, 2007
9:30 am CT

Operator:	Good morning my name is (Celeste) and I will be your conference operator today. At this time would like to welcome everyone to The Recent Portfolio Acquisition Conference Call. All lines have been placed on mute to prevent any background noise.

If you would like – after the speakers’ remarks there will be a Question and Answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Lowensteiner, you may begin your conference.

Adam Lowensteiner:	Thank you (Celeste). Good morning everyone and thank you all for joining us for Asta Funding’s Conference Call to discuss the recent portfolio purchase.

By now all of you should have had the opportunity to review the Press Release discussing the closing of this purchase, but if you have not please call Wolfe Axelrod Weinberger Associates at (212) 370-4500 and we will immediately send it to you either by fax or e-mail.

On the call with me today is Mr. (Gary Stern), Chief Executive Officer and Mr. (Mitchell Cohen), Chief Financial Officer. Before I turn the call over to our host to discuss the news, let me take a few minutes to read the forward-looking statement.

Except for historical information containing herein the matter set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized.

Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectation. Factors that could contribute to such differences include those identified in Asta Funding Inc.’s Form 10-K for the fiscal year ended September 30, 2006 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission.

News releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices, or on sufficiently favorable terms, or at all and may not be able to continue its quarterly dividend program. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at www.AstaFunding.com.

With that out of the way let me turn the discussion over to Mr. (Gary Stern), President and Chief Executive Officer of Asta Funding.

(Gary)?

(Gary Stern):	Thank you Adam.

Good morning everyone and thank you for joining today’s conference call to primarily discuss the major portfolio purchase that we closed one earlier in the week. We appreciate everyone’s patience and flexibility with regards to conducting hour quarter call in light of this significant news.

We will entertain questions primarily about this major purchase later in the call and my formal remarks are mostly focused upon this $6.9 billion portfolio purchase as it will dictate much of our business in the near future.

Before I discuss specifics about this purchase, which we believe to be one of the larger purchases in the marketplace ever, I’d like to convey some of the evolution behind this purchase.

We have routinely communicated to the investing public that although Asta traditionally bids on larger portfolios, deals of this magnitude rarely appear in the market.

As mentioned in the past, Asta has the wear-with-all to make such acquisitions if the price meets our strict criteria whether it be co-financed or sole-financed. As you all know by now we were able to secure financing for this portfolio on our own.

Asta was not actively seeking a portfolio of this size, but rather was approached by a close relationship that the company has maintained for approximately 20 years.

This relationship not only opened the door of opportunity for Asta but it also assisted Asta in winning the bid and to compete to enter complete the transaction at what we believe to be a very reasonable and fair purchase price.

Just as an aside, another benefit to our business model of outsourcing, a majority of the collections is that our servicers have the ability to become a source of finding attractively priced portfolios for us to purchase.

As we continue to deal with third-party servicers and law firms and our relationships are cemented, we should begin to see more and more quality paper that we can purchase and leave with the sourcing servicer as in some cases they might need a capital source – something Asta is willing to provide.

Given the size of this week’s purchase along with the quality it bares, Asta negotiated a purchase price of $300 million plus 20% of net payments received after Asta recovers 150% of the purchase price plus its cost of funds.

Despite the fact that purchases of this size don’t arise regularly we kept the purchase structure fairly simplistic for our shareholders to digest as well as for internal purposes. Under the agreement, Palisades Acquisition XVI LLC, an indirect wholly owned subsidiary of Asta purchased the portfolio.

The portfolio is made up of predominantly credit card accounts and includes accounts in collection litigation and accounts as to which the sellers have been awarded judgment and other traditional charge offs.

The company originally paid a $60 million deposit upon execution of the contract on February 5, 2007 and funded an additional deposit of $15 million on February 16, 2007 using its existing credit facility as modified on that date.

The remaining $225 million was paid in full on March 5, 2007 by borrowing under a new receivables financing agreement entered into by Palisades XVI with a major financial institution as the funding source and consistent debt with a minimal recourse to Palisades XVI and Asta varied an interest rate of approximately 170-bases points over libor.

As we collect on this portfolio these proceeds will be used exclusively to pay down this new facility or our cash flows from outside this portfolio will be used to repay our existing facility which now stands at $170 million approximately.

Another benefit to outsourcing the majority of our collections is that we continue to have tight course controls as most expenses remain relatively fixed.

The company remains nimble and continues to be able to manage expenses given its fixed cost structure which is a direct benefit of the company’s model of outsourcing the majority of its collections. As a result, the company can continue to make portfolio purchases without the need to add significant personnel or infrastructure.

The closing of this transaction is a perfect example in that we have already begun to collect on this portfolio with no need to hire and train in-house personnel.

We expect to add two – possibly three additional employees internally to assist in overseeing the outsourcing process, which as I said is already in motion.

I’d also like to address Asta’s current capital structure. Currently Asta’s carrying servicing debt of approximately $395 million with receivables acquired for liquidation in excess of $600 million. Our net worth is in excess of $195 million which puts the company’s debt-to-equity ratio, even including this purchase, at approximately 2 – a level of leverage we feel comfortable at.

Although Asta will continue to review portfolios to purchase, our current focus will remain on cash collections to lower debt and free up capital for future purposes; and more importantly, to yield superior returns on our purchases to build shareholder value.

Our ability to sell opportunistically will play a big role going forward as we plan to sell off portions of this portfolio especially those parts that are strategically opportunistic to do so. We will then expect that sales of accounts to be higher than previous quarters.

I’d like to now briefly touch upon our 1st Quarter and some fiscal year-to-date items.

Asta’s revenue and net income showed solid growth for the 1st Quarter of fiscal 2007 growing 26.6% and 21.6% respectively. For fiscal year 2007 to date, the company has purchased a face value of approximately $9.7 billion for a purchase price of $384.3 million for a blended rate of approximately 4%.

We continue to believe that our business model is highly successful and as always will continue to remain patient when making any portfolio purchases. Our business model thankfully affords us the flexibility to bid on portfolios as substance, like the one we closed on this week, that meet our internal criteria.

To summarize, I am very proud of the great strides we have made fiscal year to date. Our large portfolio purchase in addition to more than $2.6 billion in face value of other receivables purchased places Asta in a very solid position for potential future revenue and earnings growth.

I’m fairly certain our strategy will benefit shareholders and I am very excited to begin servicing these purchases and will report back our initial results shortly after we announce our fiscal 2nd Quarter results for the period ending March 31, 2007.

That concludes my formal remarks and (Mitch) and I would like to open the call for any questions. In the interest of time and fairness to be able to take everyone’s questions, we please ask you to limit your questions to one per person with one follow up. In addition, (Mitch) and I will be available after this call for any further questions you may have.

Operator, first question please.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Audrey Snell).

(Audrey Snell):	Good morning gentlemen – a two-part question. Can you quantify for us in general the added value of collections with legal judgments attached? And the second part is, could you review the current capital structure again? It was a little unclear.

(Mitchell Cohen):	I’ll go over the capital structure again.

(Gary Stern):	And good morning (Audrey).

(Audrey Snell):	Morning.

(Mitchell Cohen):	We have approximately $395 million of outstanding debt which is comprised of two pieces now — $225 under the new line which was secured this week – or this past Monday; and $170 million under the old line which remains our revolving line of credit. It’s got $395.

We have assets acquired in liquidation now I think exceeds $600 million. Since our net worth is in excess of slightly $195 million, our debt-to-equity is approximately 2-to-1.

What was the other question (Audrey)?

(Audrey Snell):	The other question was if you could quantify the added value of collections with legal judgments.

(Mitchell Cohen):	The company as we’ve stated many times has a legal strategy. We have arbitrage to get judgment. This portfolio has the added value of having those judgments already attained, and acquired, and will be benefiting us almost immediately.

(Gary Stern):	This is (Gary) speaking. As a matter of fact approximately $1.1 billion of the portfolio are judgments that have been obtained and there is a significant amount of paper that is in the legal pipeline where we anticipate judgments being obtained over the next 12 to 18 months.

(Mitchell Cohen):	What we call sue-able.

(Gary Stern):	Yes. This portfolio actually is a perfect fit for many reasons, one of which is that there was a group that we have a long-term relationship with and the legal strategy that we deploy works perfectly on this acquisition.

(Mitchell Cohen):	Just to expand on that a little bit – instead of outsourcing it, this is already outsourced. It’s done.

(Gary Stern):	Right.

(Audrey Snell):	Okay, thank you.

(Gary Stern):	You’re welcome.

Operator:	Your next question comes from (Bill Devellum).

(Bill Devellum):	Thank you. First of all other than the sheer size of this portfolio, what makes the purchase such a good deal for Asta?

(Gary Stern):	The type of assets are actually very good for Asta. As $7 billion is already, as I mentioned earlier, $1.1 billion in judgment and a significant amount of the remaining portfolio we are going to use a legal strategy.

We identified many accounts that have assets which should be sued and their actually where they – instead of us buying raw paper, which have no judgments, no payments, nothing; they’re just charge off accounts that have been with several agencies, this portfolio is ahead of the curve because of the judgments being that we actually bought the paying accounts and the paying accounts were in excess of $100 million so we bought all of the accounts in this seller had for sale.

In addition, the receivables are in various stages that are ready for litigation so there’ll be a big litigation strategy deployed over the next 12 to 18 months. Now the receivables that do not meet the criteria, we will monitor ourselves and we will close and then outsource through our traditional collection agency channels and – or sell.

So it’s actually seamless to the company. We have a situation here where we need maybe one or two – maybe maximum of three employees to handle this transaction which is what we’ve said in the past that because of the flexibility of our model and the strategy of outsourcing most of this paper, we can buy a large portfolio that’s seamless to the company.

(Mitchell Cohen):	And (Bill), this is a follow up. You asked about why this is such a good portfolio for Asta. We don’t typically buy portfolios that have this type of quality of state stratification and it’s right in our sweet spot in that it’s not a national portfolio.

It’s kind of hand selected state specific and it’s right in our sweet spot of credit cards and it really couldn’t be a better transaction for us, we believe.

(Bill Devellum):	And as a follow up you had mentioned the legal strategy that you will be continuing to pursue with this portfolio. It sounds like the seller had already been nicely down that path; but as a result, should we anticipate that the legal cost that Asta will be reporting in future quarters will jump markedly as a result of the size of the portfolio and all the activities that you have going on here?

(Mitchell Cohen):	Well interestingly enough the answer is we wanted to cut cost in order to get awarded judgment; so the answer is yes. I mean you’ve identified the part of the portfolio that we will be looking to sue and yes, so the cut cost will be higher – will be frontloaded.

(Bill Devellum):	Thank you both.

(Mitchell Cohen):	Thank you.

(Gary Stern):	Thank you.

Operator:	Again if you would like to ask a question, please press star one.

Your next question comes from (Allan Rosenfield).

(Allan Rosenfield):	Morning, guys.

(Gary Stern):	Morning.

(Allan Rosenfield):	Wanted to start by just saying congratulations; nice job.

(Gary Stern):	Thank you.

(Mitchell Cohen):	Oh, thank you.

(Allan Rosenfield):	A more general question – this is all credit cards or a large majority it is and as everybody knows in the papers as well as everywhere else there has been all this worry about sub-prime.

Is there any kind of a correlation between the credit card – the faults that you’re going after and people in the sub-prime; and is that going to cause any kind of a problem or issue for you guys that you see?

(Gary Stern):	We don’t anticipate it causing a problem. We actually are of the opinion that if sub-prime mortgage companies are having issues we might actually benefit at. We don’t have a crystal ball to predict the future but in our opinion it should have no impact.

We’ve identified assets upfront on this portfolio. We know exactly who to litigate on and who not to so we do not anticipate the sub-prime market affecting us

(Mitchell Cohen):	And (Allan), we talk about assets; we talk about jobs, homes, bank accounts – things of that nature.

(Gary Stern):	Right.

(Mitchell Cohen):	But...

(Allan Rosenfield):	Thanks guys.

(Mitchell Cohen):	Home loans are great, but other types of things help us as well. Yes, I agree with (Gary). I think the sub-prime perceived problems there will only be a help to us. I can’t tell you if that will be today, or six months, or a year; but it’ll either be a short-term or mid-term help.

(Allan Rosenfield):	Thanks.

(Gary Stern):	Thank you.

Operator:	You have a follow-up question from (Bill Devellum).

(Bill Devellum):	Thank you. Given that it’s a follow up I hope you don’t mind if I take more than one question with a follow up.

But circling back to this portfolio and again its size, would it be a correct interpretation that the reason that you have the confidence to — what those of us on the outside could say — go out on a limb to essentially double the size of your company is the quality of this portfolio relative to the typical portfolio quality out there that’s a fair statement?

(Gary Stern):	Yes, the quality of this portfolio is to the least is good if not better than the paper we have in-house; and as a matter of fact (Mitch) brought up a very good point that I did not bring up initially.

The state concentration of these receivables are far superior to a typical national portfolio purchase, but this buyer focused on certain states as far as their purchasing strategy so we were very pleased with the state concentration among the other attributes.

(Bill Devellum):	And would you be able to discuss what the regional emphasis has been and why those are better states?

(Mitchell Cohen):	I’ll let (Gary) answer the question (Bill), but – and it’s (Mitch) obviously – again, we usually buy national portfolios which include a significant portion of Texas and California which would be on a top-of-the-list, and in this particular portfolio that’s not what we see.

(Gary Stern):	I’ll just add a point. Yes, the expected recovery because of the state concentration on this portfolio should be superior to the national portfolio. For instance, Texas is probably the least collectible state in the country. New York is one of the better collectible states.

This portfolio had a pretty good high concentration of New York. (Unintelligible) has the (unintelligible) and (unintelligible) for New York and several others of the better collectible states where Texas has a small amount of paper in Texas.

(Bill Devellum):	And that is helpful; and then given that part of the purchase price is a greater than 50% net collection after your cost of funds, and given that the collection in theory should be better than what you typically have had given the state concentration; what mark is true and maybe that backdrop and then relative – and then I guess the question is, what is the seller’s confidence in greater than 150% net after cost of funds collections?

(Mitchell Cohen):	When we negotiated this deal one of the reasons we were able to get this deal – and I need to correct you on one of the things. It’s 150% of our purchase price back...

(Gary Stern):	Net after cost...

(Mitchell Cohen):	After cost...

(Gary Stern):	And...

(Mitchell Cohen):	Cost starts...

(Gary Stern):	Cost...

(Mitchell Cohen):	Believe it’s at 50% so I believe that the seller really would like to share in the back end with this on the 80/20 split – 20% to them, 80% to Asta; and I think that was one of the things that probably – I can’t speak for the seller – but I think that’s one of the things that helped win the bid – that there was potential upside for them and I think that they actually are looking forward to collecting some back-end piece.

(Bill Devellum):	And then relative to the earnings contribution of the portfolio, are you anticipating that it will be just a step function – meaning that there will be an immediate improvement in earnings or is this something where you will see a steady improvement in net income or earnings per share over time that’s generated from this portfolio?

(Mitchell Cohen):	Well that’s kind of a – as you know – a kind of a close to best. We don’t like to give forward-looking statements but I think in a portfolio transaction a size of this one it would be difficult to say that it wouldn’t be a steady increase to our earnings over the next year or two plus, but I also think it’ll have an immediate impact on our earnings on the up side.

(Bill Devellum):	So (Mitch), just to make sure that I understood correctly what you were saying, the answer is both in essence that there will be a step function improvement initially but then from that point forward it would be – if all things play out according to plan there would be a continual steady improvement for next couple years or so from that higher step function point forward.

(Mitchell Cohen):	Yes, I don’t know how long but the answer is yes.

(Bill Devellum):	Great; thank you both.

(Gary Stern):	Thank you.

Operator:	Ladies and gentlemen, we have reached the end of the allotted time for questions and answers.

Mr. (Stern), are there any closing remarks?

(Gary Stern):	Yes.

Thank you for participating in today’s conference call. As always, should you have any additional questions please feel free to call (Mitchell Cohen) or myself at (201) 567-5648.

We look forward to speaking with all of you again in May to discuss Asta’s fiscal 2nd Quarter results.

Thank you for your interest and support. Have a great day.

Operator:	This concludes today’s conference call. You may now disconnect.
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